Exhibit 99.1

NEWS RELEASE
Contact:	Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2016 FIRST QUARTER RESULTS

Net Income Increases 60.3%

DeRidder, LA – April 27, 2016 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2016.

	Three Months Ended
	March 31,
	2016	2015	% Change
	(in thousands, except per share data)
Net premiums earned	$95,961	$94,787	1.2%
Net investment income	6,044	6,833	-11.5%
Net realized gains on investments (pre-tax)	248	59	NM
Net income	24,257	15,130	60.3%
Diluted earnings per share	$1.27	$0.79	60.8%
Operating net income	24,096	15,092	59.7%
Operating earnings per share	$1.26	$0.79	59.5%
Book value per share	$24.96	$24.32	2.6%
Net combined ratio	70.8%	85.0%
Return on average equity	20.8%	13.3%

G. Janelle Frost, President and Chief Executive Officer, commented, “Leading off with a 70.8% combined ratio was a great way to start the year, particularly given the challenges our industry is facing. Our results were led by favorable case development, an outcome of our claims management practices and underwriting selection in prior periods. While continued underwriting discipline has slowed our top line growth, we believe this discipline is prudent for the long-term benefit of our stakeholders.”

Insurance Results

	Three Months Ended
	March 31,
	2016	2015	% Change
	(in thousands)
Gross premiums written	$100,382	$100,789	-0.4%

Net premiums earned	95,961	94,787	1.2%
Loss and loss adjustment expenses incurred	46,716	60,006	-22.1%
Underwriting and certain other operating costs, commissions, salaries and benefits	20,134	20,370	-1.2%
Policyholder dividends	1,090	215	NM

Underwriting profit (pre-tax)	$28,021	$14,196	97.4%

Insurance Ratios:
Current accident year loss ratio	67.9%	69.8%
Prior accident year loss ratio	-19.2%	-6.5%

Net loss ratio	48.7%	63.3%
Net underwriting expense ratio	21.0%	21.5%
Net dividend ratio	1.1%	0.2%

Net combined ratio	70.8%	85.0%

•	Gross premiums written in the quarter decreased by $0.4 million, or 0.4% due to lower voluntary premiums written, offset in part by positive payroll audits. Payroll audits and related premium adjustments increased premiums written by $6.6 million in the first quarter of 2016, compared with $4.4 million in the first quarter of 2015.

•	Voluntary premium for policies written during the quarter ended March 31, 2016 declined by 3.3% compared with the first quarter of 2015.

•	The current accident year loss ratio for the first quarter was 67.9%, a decrease of 1.9 percentage points from 69.8% in 2015. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $18.4 million, mostly attributable to accident years 2012, 2013 and 2014. These results reflect improved trends for both claims closing and severity of claims and were driven largely by favorable case reserve development on claims that were closed during the quarter.

•	For the quarter ended March 31, 2016, the underwriting expense ratio was 21.0% compared to 21.5% in the same quarter in 2015. The decrease in the quarter was due to slightly lower premium tax expense and compensation expense compared with last year’s first quarter as well as growth in net premiums earned.

•	The effective tax rate for the quarter ended March 31, 2016 was 29.5% compared with 28.6% for the first quarter of 2015. The increase in the tax rate resulted from a higher proportion of underwriting income to tax-exempt income relative to the first quarter of 2015.

Investment Results

	Three Months Ended
	March 31,
	2016	2015	% Change
	(in thousands)
Net investment income	$6,044	$6,833	-11.5%
Net realized gains on investments (pre-tax)	248	59	NM
Pre-tax investment yield	2.1%	2.4%
Tax-equivalent yield (1)	3.4%	3.5%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	Net investment income for the quarter ending March 31, 2016, declined 11.5% to $6.0 million from $6.8 million in the first quarter of 2015, largely due to the decline in value of an investment in a limited partnership hedge fund where the change in value is recorded in investment income each quarter.

•	As of March 31, 2016, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management

The company paid a regular quarterly cash dividend of $0.18 per share on March 28, 2016. The $0.18 per share cash dividend reflects a 20% increase from the regular quarterly cash dividend of $0.15 paid in 2015. On April 26, 2016 the Company’s Board of Directors declared a quarterly cash dividend of $0.18 per share, payable on June 24, 2016 to shareholders of record as of June 10, 2016.

During the quarter, no shares were repurchased under our share repurchase plan.

Supplemental Information

	Three Months Ended
	March 31,
	2016	2015
	(in thousands, except share and per share data)
Net income	$24,257	$15,130
Less: Net realized capital gains	248	59
Tax effect (1)	(87)	(21)

Operating net income (2)	$24,096	$15,092

Average shareholders’ equity (3)	$466,367	$454,311
Less: Average other comprehensive income	3,984	3,219

Average adjusted shareholders’ equity	$462,383	$451,092

Diluted weighted average common shares	19,163,789	19,047,479

Return on average equity (4)	20.8%	13.3%
Operating return on average adjusted equity (2)	20.8%	13.4%
Diluted earnings per common share	$1.27	$0.79
Operating earnings per common share (2)	$1.26	$0.79

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for April 28, 2016, at 10:30 a.m. Eastern Time to discuss the results for the quarter, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 5, 2016. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 80913252#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, agriculture and oil and gas. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2015. AMERISAFE cautions you not to place undue reliance on the forward-

looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)
Revenues:
Gross premiums written	$100,382	$100,789
Ceded premiums written	(2,551)	(2,536)

Net premiums written	$97,831	$98,253

Net premiums earned	$95,961	$94,787
Net investment income	6,044	6,833
Net realized gains on investments	248	59
Fee and other income	82	109

Total revenues	102,335	101,788

Expenses:
Loss and loss adjustment expenses incurred	46,716	60,006
Underwriting and other operating costs	20,134	20,370
Policyholder dividends	1,090	215

Total expenses	67,940	80,591

Income before taxes	34,395	21,197
Income tax expense	10,138	6,067

Net income	$24,257	$15,130

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)
Basic EPS:
Net income	$24,257	$15,130

Basic weighted average common shares	19,057,941	18,847,792
Basic earnings per share	$1.27	$0.80

Diluted EPS:
Net income	$24,257	$15,130

Diluted weighted average common shares:
Weighted average common shares	19,057,941	18,847,792
Stock options and performance shares	105,848	199,687

Diluted weighted average common shares	19,163,789	19,047,479

Diluted earnings per common share	$1.27	$0.79

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Investments	$1,079,334	$1,045,152
Cash and cash equivalents	79,290	69,481
Amounts recoverable from reinsurers	92,429	91,077
Premiums receivable, net	197,185	185,364
Deferred income taxes	28,051	29,905
Deferred policy acquisition costs	20,222	20,412
Other assets	61,049	60,654

	$1,557,560	$1,502,045

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$722,178	$718,033
Unearned premiums	169,853	167,983
Insurance-related assessments	33,313	32,329
Other liabilities	153,463	129,719

Shareholders’ equity	478,753	453,981

Total liabilities and shareholders’ equity	$1,557,560	$1,502,045

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